PRIVATE PLACEMENT SUBSCRIPTION

January 26, 2017

ORGENESIS INC. (the "Company")
20271 Goldenrod Lane
Germantown, MD 20876

Number of Units Subscribed: 30,769,231 **Aggregate Subscription Price:** $16,000,000

The undersigned (the "Subscriber") hereby irrevocably subscribes for and agrees to purchase the number of units (the "Units") of Orgenesis Inc. (the "Company") set out above a price of US $0.52 per Unit (such subscription and agreement to purchase being the "Subscription"), for the total subscription price $16,00,000 (the "Subscription Proceeds"), which Subscription Proceeds will be tendered as provided below. Each Unit is comprised of one share of the Company's common stock, par value $0.0001 per share (each, a "Share") and one non-transferable common stock Share purchase warrant (each, a "Warrant"). Each Warrant shall entitle the holder thereof to acquire one additional Share (each, a "Warrant Share") at a price of $0.52 per Warrant Share until 5:00 p.m. (Pacific time) on the date of expiration of the Warrant, which will be three years following the issuance date, as set forth in the warrant certificate, a form of which is attached as Schedule "A" to the form of Monthly Subscription Agreement (as defined below).

The Subscription Proceeds shall be tendered in installments on a calendar monthly basis as provided below (each such monthly installment being a hereinafter referred to as the "Monthly Subscription Payment")

(i) $1,000,000 within 10 business days after the execution of this letter Agreement;
(ii) $500,000 by the last day of each calendar month between February and July 2017; and
(iii) $1 million by the last day of each calendar month between August 2017 and July 2018,

for aggregate Subscription Proceeds of $16,000,000. The term "business day" shall mean any day on which commercial banks are open for business in New York.

Each Monthly Subscription Payment shall be evidenced by the execution by the Subscriber of a subscription agreement in the form attached hereto as **Appendix A** (each such monthly agreement being a "Monthly Subscription Agreement"). For the sake of clarity, the Subscriber intends to be bound by this letter agreement for the entire Subscription Proceeds of $16,000,000 and hereby confirms its *commitment* for the full Subscription Proceeds; the purchase of the Units each month shall be evidenced by a separate Monthly Subscription Agreement. At the Subscriber's written request, the Warrant issuable under each Month Subscription Agreement may be issued in the name of any designee named by Subscriber.

Board Seat. (i) Subject to the provisions below, upon the receipt by the Company of the proceeds the first Monthly Subscription Payment, the Subscriber shall be entitled to designate one member of the Company's Board of Directors (the "Board"), in accordance with the provisions of the succeeding paragraph (such person being the "Designee"). The Designee shall serve on the Board, subject to applicable law, for a two year period beginning on the date of the remittance of the first Monthly Subscription Amount and, thereafter, so long as the Subscriber holds at all times

DUBAI - U.A.E.
Image Securities (FZC) (DMCC Branch)

at least 10% of the outstanding shares of the Company's Common Stock. The Designee's right to serve on the Board and the Subscriber's right to designate the Designee is expressly subject to the Subscriber remitting the entire amount of the Subscription Proceeds as provided above and is *further* subject to the rules and provisions of the national securities exchange that the Company will apply to list its securities on.

(ii) Subscriber will advise the Company in writing of the identity of the Designee. Designee shall be a natural person the Board shall have the opportunity to accept or reject such Designee, in its discretion to be reasonably exercised, provided that, the Company shall not be obligated to accept a Designee if (i) the nomination of such Designee would violate rules, regulations or other standards of the Securities and Exchange Commission or the principal quotation market or national exchange on which the Company's securities are then listed for trading, (ii) the Designee is affiliated with a competitor of the Company, or (iii) the Designee does not meet the Company's written director qualification standards. At such time the Subscriber shall cause its Designee to immediately resign its position with the Company. The rights granted under this provision may not be assigned to any subsequent party.

The representations and warranties contained in Section 3 and 4 of the form of Monthly Subscription Agreement attached as Appendix A are hereby incorporated into this letter agreement.

This letter agreement and each Monthly Subscription Agreement contains the entire agreement between the parties with respect to the sale of the Units and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law, by the Company or by anyone else.

This letter agreement is not transferable or assignable.

This Subscription Agreement is governed by the laws of the State of Nevada. The Subscriber, in its personal or corporate capacity and, if applicable, on behalf of each beneficial purchaser for whom it is acting, irrevocably attorns to the jurisdiction of the appropriate courts in India.

Image Securities (FZC) (DMCC Branch)
DUBAI - U.A.E.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Subscriber and to the Company shall be directed to the delivery address on below the signature bloc of each party.

SUBSCRIBER

By: ______________________

Title: Managing Director

Ashish Nanda
Image Securities FZC
2310, 23rd floor, Tiffany Towers,
JLT, Dubai, UAE

Image Securities (FZC) (DMCC Branch)
DUBAI - U.A.E.

ACCEPTED AND AGREED TO
as of January 26th, 2017

By: ______________________

Title: CEO

20271 Goldenrod Lane
Germantown, MD